As filed with the Securities and Exchange Commission on April 6, 2004

Registration No. 333-114006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHENIERE ENERGY, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	95-4352386
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

717 Texas Avenue, Suite 3100 Houston, Texas 77002 (713) 659-1361	Charif Souki President, Chief Executive Officer and Chairman of the Board Cheniere Energy, Inc. 717 Texas Avenue, Suite 3100 Houston, Texas 77002 (713) 659-1361
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Geoffrey K. Walker

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus	Subject to Completion	April 6, 2004

CHENIERE ENERGY, INC.

1,224,500 SHARES OF COMMON STOCK

Par Value $0.003 per Share

This prospectus relates to offers and sales from time to time of up to 1,224,500 shares of common stock of Cheniere Energy, Inc. by selling stockholders listed in this prospectus. Of these shares, 1,112,000 are held by stockholders and the other 112,500 are issuable upon the exercise of warrants held by warrantholders. One or more of the selling stockholders may offer to sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The shares offered by this prospectus were issued to the selling stockholders in transactions exempt from registration under the Securities Act of 1933, as amended (“Securities Act”). We will not receive any proceeds from such sales by the selling stockholders, but if any of the warrants are exercised, we will receive payment for the exercise price of the warrants.

Our common stock is traded on the American Stock Exchange under the symbol “LNG.” The last reported sales price of the common stock on the American Stock Exchange on March 26, 2004 was $17.50 per share.

The principal executive offices of Cheniere are located at 717 Texas Avenue, Suite 3100, Houston, Texas 77002.

You should carefully review and consider the information under the heading “Risk Factors” beginning on page 3 and “Cautionary Statement Regarding Forward-Looking Statements” referred to on page 12 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is April 6, 2004.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. These securities are not being offered in any state or other jurisdiction that does not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

As used in this prospectus, certain terms have the following meanings:

•	“Cheniere,” “we,” “us” and “our” refer to Cheniere Energy, Inc. and its subsidiaries unless otherwise indicated

•	“Bcf” means billion cubic feet

•	“Bcfe” means billion cubic feet of natural gas equivalent using the ratios of six Mcf of natural gas to one barrel of crude oil, condensate and natural gas liquids

•	“Cm” means cubic meter

•	“Mcf” means thousand cubic feet

•	“Mmcf” means million cubic feet

•	“Mmcf/d” means million cubic feet per day

i

CHENIERE ENERGY, INC.

OVERVIEW

We are a Houston-based company engaged primarily in the development of a liquefied natural gas, or LNG, receiving terminal business and related LNG business opportunities centered on the U.S. Gulf Coast. We are also engaged in oil and gas exploration, development and exploitation activities in the Gulf of Mexico.

Our LNG receiving terminal projects include facilities to receive deliveries of LNG from LNG ships, to store LNG temporarily, to process LNG to return it to a gaseous state and to deliver gas to pipelines for transportation to purchasers. We have been developing our LNG business for over three years and have secured sites along the U.S. Gulf Coast for the development of LNG receiving terminals. We have commenced development of our Freeport, Texas, Sabine Pass, Louisiana, and Corpus Christi, Texas sites. We are still evaluating the future development of terminals in other locations, including Brownsville, Texas and Mobile, Alabama.

Freeport LNG

An LNG receiving facility will be developed on Quintana Island near Freeport, Texas on a 233-acre tract of land and will be designed with regas capacity of 1.5 Bcf per day, one dock, and two storage tanks with an aggregate storage capacity of 6.7 Bcfe. The unloading dock will be able to handle 75,000 cm to greater than 200,000 cm LNG shipping vessels. From the terminal, natural gas will be transported through a 9.3-mile pipeline to Stratton Ridge, Texas, which is a major point of interconnection with the Texas intrastate gas pipeline system. The cost to construct the facility is currently estimated to be in excess of $500 million.

In August 2002, we entered into an agreement with entities controlled by Michael S. Smith (“Smith”) to sell a 60% interest in the Freeport site and project. On February 27, 2003, we consummated the transaction by selling our interest in the site and project to Freeport LNG Development, L.P. (“Freeport LNG”), in which we held a 40% limited partner interest. Smith holds a 60% limited partner interest in Freeport LNG. We recovered $1,740,426 in costs we had incurred on the project and received an additional $5,000,000 from Freeport LNG. For the funding of Freeport LNG project development costs, Smith also committed to contribute up to $9,000,000 and to allocate available proceeds from any sales of options or capacity reservations and/or proceeds from loans related to capacity reservations to these costs. In connection with the closing, we issued warrants to Smith to purchase 700,000 shares of Cheniere common stock at a price of $2.50 per share, exercisable for a period of 10 years.

Effective March 1, 2003, we sold a 10% limited partner interest in Freeport LNG to an affiliate of Contango Oil & Gas Company (“Contango”) for $2,333,333 payable over time, including the cancellation of our $750,000 short-term note payable. We also issued warrants to Contango to purchase 300,000 shares of Cheniere common stock at a price of $2.50 per share, exercisable for a period of 10 years. As a result of the sale, we now hold a 30% limited partner interest in Freeport LNG.

In June 2003, The Dow Chemical Company (“Dow”) signed an agreement with Freeport LNG for the potential long-term use of the regas facility on Quintana Island. Under the agreement, Dow will have regas rights to as much as 500 Mmcf/d beginning with commercial start-up of the facility in 2007. On February 26, 2004, Freeport LNG and Dow entered into a twenty-year terminal use agreement pursuant to which Dow made a firm commitment to reserve regas capacity of 250 Mmcf/d and has until August 31, 2004 to exercise its option on the remaining 250 Mmcf/d.

On December 21, 2003, ConocoPhillips and Freeport LNG signed an agreement with Freeport LNG under which ConocoPhillips will participate in Freeport LNG’s receiving terminal. Pursuant to the agreement, ConocoPhillips will reserve one Bcf per day of regas capacity in the terminal for its use, obtain a 50% interest in the general partner of Freeport LNG, and provide a substantial majority of the financing to construct the facility, which is currently estimated to cost in excess of $500 million. The management of Freeport LNG will remain in place and will be responsible for all commercial activities and interfacing with customers for the remaining capacity in the facility. ConocoPhillips will be primarily responsible for managing the construction and operation of the facility. ConocoPhillips, as a user of the facility, will be required to pay its proportionate share of operating expenses and fuel costs, a throughput fee of $0.05 per Mcf, and all amounts necessary to amortize the construction funding. ConocoPhillips paid a nonrefundable capacity reservation fee of $10,000,000 to Freeport LNG in January 2004. The ConocoPhillips transaction is expected to close in the spring of 2004, subject to completion of remaining documentation and satisfaction of closing conditions.

Approval from the Federal Energy Regulatory Commission (“FERC”) is expected in the spring of 2004, with all other necessary federal, state and local approvals shortly thereafter. The front-end engineering and design study for the Freeport LNG project was completed in January 2004. Construction is scheduled to begin in the second half of 2004, with commercial start-up expected in the second half of 2007. The Freeport LNG terminal will be designed with regas capacity of 1.5 Bcf per day, one dock, and two storage tanks with an aggregate storage capacity of 6.7 Bcfe. Natural gas will be transported through a 9.3-mile pipeline to Stratton Ridge, Texas, which is a major point of interconnection with the Texas intrastate gas pipeline system.

Corpus Christi LNG and Sabine Pass LNG

We are currently developing two additional LNG receiving terminals: one near Corpus Christi, Texas and one near Sabine Pass, Louisiana. Each of these terminals will be designed with regas capacity of 2.6 Bcf per day, two docks, and three storage tanks with an aggregate storage capacity of 10.1 Bcfe. Each of these facilities will have two unloading docks that can handle 87,000 cm to 250,000 cm LNG shipping vessels. Each location will also have three dedicated tugboats. The cost to construct the Corpus Christi facility is currently estimated at approximately $450-$550 million, and the cost to construct the Sabine Pass facility is currently estimated at approximately $500-$600 million.

We formed Corpus Christi LNG, L.P. (“Corpus LNG”) in May 2003 to develop an LNG receiving terminal near Corpus Christi, Texas. Under the terms of the limited partnership agreement, we contributed our technical expertise and know-how, and all of the work in progress related to the Corpus Christi project, in exchange for a 66.7% limited partner interest in Corpus LNG. BPU LNG, Inc. committed to contribute its approximately 210-acre tract of land plus related easements and additional rights to an additional 400 acres, and cash to fund the first $4,500,000 of Corpus LNG project expenses in exchange for its 33.3% limited partner interest. In January 2004, BPU LNG entered into an option agreement with Corpus LNG to acquire 100 Mmcf of natural gas per day regas capacity through the receiving terminal. We will manage the project through the general partner interest held by our wholly-owned subsidiary.

We recently formed Sabine Pass LNG, L.P. (“Sabine Pass LNG”) to develop an LNG receiving terminal near Sabine Pass, Louisiana. We currently plan to retain 100% of the ownership interest in Sabine Pass LNG. We intend to fund some of the development costs but plan to obtain additional equity or debt financing for this project. We have options on three tracts of land comprising 568 acres in Cameron Parish, Louisiana, which collectively are suitable for the project site.

On December 22, 2003, we submitted to FERC applications for permits to build these LNG receiving facilities. We have selected Bechtel Corporation to perform the engineering, procurement and construction for the facilities under a fixed price contract to be negotiated. The front end engineering design work for the terminals was completed by Black & Veatch Pritchard, Inc.

Oil and Gas Exploration and Development

Although our current focus is on the development of an LNG receiving terminal business, we continue to be involved in oil and gas exploration, development and exploitation, and in exploitation of our existing 3D seismic database through prospect generation. We have historically focused on evaluating and generating drilling prospects using a regional and integrated approach with a large seismic database as a platform. We expect that our oil and gas exploration activities will continue in the Gulf of Mexico, through active interpretation of our seismic data and generation of prospects, through participation in the drilling of wells, and through farm-out arrangements and back-in interests (a reversionary interest in oil and gas leases reserved by us) whereby the capital costs of such activities are borne by industry partners.

A substantial portion of our assets are held by or under our four wholly-owned operating subsidiaries: Cheniere LNG, Inc., Cheniere LNG Services, Inc., Cheniere Energy Operating Co., Inc. and Cheniere-Gryphon Management, Inc. We conduct most of our operations through one or more of these subsidiaries, including our operations relating to our development of an LNG receiving terminal business.

We have been publicly traded since July 3, 1996 under the name Cheniere Energy, Inc. Our corporate offices are located at 717 Texas Avenue, Suite 3100, Houston, Texas 77002. Our telephone number is (713) 659-1361.

RISK FACTORS

Risk Factors Related to Us as an Early Stage Company

We are subject to the expenses, difficulties and uncertainties generally associated with early stage companies.

We have a limited operating history with respect to our oil and gas exploration activities, and we have not yet started operating any LNG receiving facilities. We face all of the risks inherent in the establishment and growth of any new business. From our inception, we have incurred losses and may continue to incur losses, depending on whether we generate sufficient revenue either from LNG receiving operations or from producing reserves acquired through acquisitions or drilling activities. For the past several years, we dedicated a significant portion of our investment capital toward the development of LNG receiving terminals rather than to our oil and gas exploration activities, and we do not anticipate that our LNG receiving operations will generate revenues before the second half of 2007. Additionally, we may be unable to implement and complete our business plan, and our business may be ultimately unsuccessful. These factors make evaluating our business and forecasting our future operating results difficult. Furthermore, any continued losses and any delays in the implementation or completion of our business plan may have a material adverse effect on our business, our results of operations, our financial condition and the market price of our common stock.

We depend on key personnel and could be seriously harmed if we lost their services.

We depend on our executive officers for various activities. We do not maintain key person life insurance policies on any of our personnel. Although we have agreements relating to compensation and benefits with certain of our executive officers, we do not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. The loss of the services of any of these individuals could seriously harm us. In addition, our future success will depend in part on our ability to attract and retain additional qualified personnel.

Risk Factors Related to Our LNG Receiving Terminal Development Business

The construction of LNG receiving facilities is subject to various development risks.

We are involved in the development of several LNG receiving facilities. The construction of these projects is subject to the risks of cost overruns and delays. Key factors that may affect the timing and outcome of such projects include, but are not limited to: project approval by joint venture partners; identification of additional participants to reach optimum levels of participation; timely issuance of necessary permits, licenses and approvals by governmental agencies and third parties; sufficient project financing; unanticipated changes in market demand or supply; competition with similar projects; labor disputes; site difficulties; marine congestion; weather conditions; unforeseen events, such as explosions, fires and product spills; delays in manufacturing and delivery schedules of critical equipment and materials; resistance in the local community; local and general economic conditions; and commercial arrangements for pipelines and related equipment to transport and market LNG.

If completion of the LNG receiving facilities is delayed beyond the estimated development periods, the actual cost of completion may increase beyond the amounts currently estimated in our capital budget. A delay in completion of the LNG receiving facilities would also cause a delay in the receipt of revenues projected from operation of the facilities, which may cause our business, results of operations and financial condition to be substantially harmed. The completion of the LNG receiving facilities could also be impacted by the availability or construction of sufficient LNG vessels.

Failure to obtain approvals and permits from governmental and regulatory agencies with respect to the development of our LNG receiving terminal business could have a detrimental effect on our LNG projects and on our company.

We are currently focusing our efforts and resources on developing our LNG receiving facilities. The transportation of LNG is highly regulated, and we have yet to obtain several governmental and regulatory approvals and permits required in order to complete and maintain our LNG projects. We cannot determine the amount of time it may take to obtain the approvals and permits necessary to proceed with the construction and operation of an LNG receiving terminal. We have no control over the outcome of the review and approval process. If we are unable to obtain the approvals and permits, we may not be able to recover our investment in the project. In addition, failure to obtain these approvals and permits may have a material adverse effect on our business, results of operations and financial condition.

Failure of LNG to become a competitive factor in the U.S. oil and gas industry could have a detrimental effect on our ability to implement and complete our business plan.

In the United States, due mainly to an abundant supply of natural gas, LNG has not historically been a major energy source. Furthermore, LNG may not become a competitive factor in the U.S. oil and gas industry. The failure of LNG to become a competitive supply alternative to domestic natural gas and other import alternatives may have a material adverse effect on our ability to implement and complete our business plan as well as our business, results of operations and financial condition.

We may have difficulty obtaining enough customers to generate a sufficient amount of revenue to recover our expenses incurred to enter the LNG receiving facilities market.

We anticipate that we will incur significant costs as we enter the LNG receiving facilities market and pursue customers by utilizing a variety of marketing methods. In order for us to recover these expenses, we must attract and retain a sufficient number of customers to our LNG receiving facilities.

We may experience difficulty attracting customers because we are a small company with no operating history in the LNG business. A major focus of our marketing efforts will be to convince customers that the terminal sites we are developing will be approved and that we will secure adequate financing for their construction. If our marketing strategy is not successful, our business, results of operations, and financial condition will be materially adversely affected.

We are subject to fluctuations in energy prices or the supply of LNG that would be particularly harmful to the development of our LNG receiving terminal business because of its developmental stage.

If LNG prices are higher than prices of domestically produced natural gas or natural gas derived from other sources, our ability to compete with such suppliers may be negatively impacted. In addition, in the event the supply of LNG is limited or restricted for any reason, our ability to profitably operate an LNG receiving facility could be materially impacted. Revenues generated by an LNG receiving terminal depend on the volume of LNG processed and the price of the natural gas produced, both of which can be affected by the price of natural gas and natural gas liquids.

Risk Factors Related to Our Exploration and Development Business

We are subject to significant exploration risks, including the risk that we may not be able to find or produce enough oil and gas to generate any profits.

Our exploration activities involve significant risks, including the risk that we may not be able to find or produce enough oil and gas to generate any profits. The wells we drill may not discover any oil or gas. Further, there is no way to know in advance of drilling and testing whether any prospect will yield oil or gas in sufficient quantities to make money for us. In addition, we are highly dependent on seismic activity and the related application of new technology as a primary exploration methodology. This methodology, however, requires greater pre-drilling expenditures than traditional drilling strategies. Even when fully used and properly interpreted, 3D seismic data can only assist us in identifying subsurface reservoirs and hydrocarbon indicators, and will not allow us to determine conclusively if hydrocarbons will in fact be present and recoverable. If our exploration efforts are unsuccessful, our business, results of operations and financial condition will be substantially harmed.

We may not be able to acquire the oil and gas leases we need to sustain profitable operations.

In order to engage in oil and gas exploration in the areas covered by our 3D seismic data, we must first acquire rights to conduct exploration and recovery activities on such properties. We may not be successful in acquiring farm-outs (agreements whereby the owner of lease interests grants to a third party the right to earn an assignment of an interest in the lease, typically by drilling one or more wells), seismic permits, lease options, leases or other rights to explore for or recover oil and gas. Both the U.S. Department of the Interior and the States of Texas and Louisiana award oil and gas leases on a competitive bidding basis. Non-governmental owners of the onshore mineral interests within the area covered by our exploration program are not obligated to lease their mineral rights to us except where we have already obtained lease options. In addition, other major and independent oil and gas companies with financial resources significantly greater than ours may bid against us for the purchase of oil and gas leases. If we are unsuccessful in acquiring these leases, permits, options and other interests, the area covered by our 3D seismic data that could be explored through drilling will be significantly reduced, and our business, results of operations and financial condition will be substantially harmed.

If we are unable to obtain satisfactory turnkey contracts, we may have to assume additional risks and expenses when drilling wells.

We anticipate that any wells drilled in which we have an interest will be drilled by established industry contractors under turnkey contracts that limit our financial and legal exposure. Under a turnkey drilling contract, a negotiated price is agreed upon and the money placed in escrow. The contractor then assumes all of the risk and expense, including any cost overruns, of drilling a well to contract depth and completing any agreed upon evaluation of the wellbore. Upon performance of all these items, the escrowed money is released to the contractor.

Circumstances may arise, however, where a turnkey contract is not economically beneficial to us or is otherwise unobtainable from proven industry contractors. In such instances, we may decide to drill wells on a day-rate basis. Under a day-rate drilling contract, the operator pays an agreed sum for each day of drilling required to reach contract depth. All risk and expense of drilling a well to total depths lies with the operator in day-rate contracts. The drilling of such test wells would subject us to the usual drilling hazards such as cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. We would also be liable for any cost overruns attributable to drilling problems that otherwise would have been covered by a turnkey contract. These liabilities, if incurred, may have a materially adverse impact on our business, results of operations and financial condition.

If we are unsuccessful at marketing our oil and gas at commercially acceptable prices, our profitability will decline.

Our ability to market oil and gas at commercially acceptable prices depends on, among other factors, the following:

•	the availability and capacity of gathering systems and pipelines;

•	federal and state regulation of production and transportation;

•	changes in supply and demand; and

•	general economic conditions.

Our inability to respond appropriately to changes in these factors could negatively effect our profitability.

Shortage of rigs, equipment, supplies or personnel may restrict our operations.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, demand for, and wage rates of, qualified drilling rig crews rises with increases in the number of active rigs in service. Shortages of drilling rigs, equipment or supplies could delay or restrict our exploration and development operations, which in turn could impair our financial condition and results of operations.

We depend on industry partners and could be seriously harmed if they do not perform satisfactorily, which is usually not within our control.

Because we have few employees and limited operating revenues, we are and will continue to be largely dependent on industry partners for the success of our oil and gas exploration projects. We could be seriously harmed if we fail to attract industry partners to participate in the drilling of prospects which we identify or if our industry partners do not perform satisfactorily on projects that affect us. We often have and will continue to have no control over factors that would influence the performance of our partners.

There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and future net cash flows.

Numerous uncertainties, including those beyond our control, are inherent in estimating quantities of proved oil and gas reserves. Information incorporated by reference into this prospectus for 2003 relating to estimates of our proved reserves is based on reports prepared by Sharp Petroleum Engineering, Inc. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows may vary considerably from the actual results because of a number of variable factors and assumptions involved. These include:

•	historical production from the area compared with production from other producing areas;

•	the effects of regulation by governmental agencies;

•	future oil and gas prices;

•	operating costs;

•	severance and excise taxes;

•	development costs; and

•	workover and remedial costs.

Therefore, the estimates of the quantities of oil and gas and the expected future net cash flows computed by different engineers or by the same engineers (but at different times) may vary significantly. The actual production, revenues and expenditures related to our reserves may vary materially from the engineers’ estimates. In addition, we may make changes to our estimates of reserves and future net cash flows. These changes may be based on the following factors:

•	production history;

•	results of future development;

•	oil and gas prices;

•	performance of counterparties under agreements to which we are a party; and

•	operating and development costs.

Do not interpret the PV-10 values incorporated by reference into this prospectus as the current market value of our properties’ estimated oil and gas reserves. According to the SEC, the PV-10 is generally based on prices and costs as of the date of the estimate. In contrast, the actual future prices and costs may be materially higher or lower. Actual future net cash flows may also be affected by the following factors:

•	the amount and timing of actual production;

•	the supply of, and demand for, oil and gas;

•	the curtailment or increases in consumption by natural gas purchasers; and

•	the changes in governmental regulations or taxation.

The timing in producing and the costs incurred in developing and producing oil and gas will affect the timing of actual future net cash flows from proved reserves. Ultimately, the timing will affect the actual present value of oil and gas. In addition, the SEC requires that we apply a 10% discount factor in calculating PV-10 for reporting purposes. This is not necessarily the most appropriate discount factor to apply because it does not take into account the interest rates in effect, the risks associated with us and our properties, or the oil and gas industry in general.

Because of our lack of diversification, factors harming the oil and gas industry in general, including downturns in prices for oil and gas, would be especially harmful to us.

We are an independent energy company and are not actively engaged in any other industry. Our revenues and results of operation are substantially dependent on the oil and gas industry in general and the prevailing prices for oil and gas in particular. Circumstances that harm the oil and gas industry in general will have an especially harmful effect on us. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors:

•	relatively minor changes in the supply of and demand for oil and gas;

•	political conditions in international oil producing regions;

•	the extent of domestic production and importation of oil in relevant markets;

•	the level of consumer demand;

•	weather conditions;

•	the competitive position of oil or gas as a source of energy as compared with other energy sources;

•	the refining capacity of oil purchasers; and

•	the effect of federal and state regulation on the production, transportation and sale of oil and gas.

It is likely that adverse changes in the oil and gas market or the regulatory environment would have an adverse effect on our business, results of operations and financial condition, including our ability to develop and implement our LNG project and to obtain capital from lending institutions, industry participants, private or public investors or other sources.

Risk Factors Related to Our Business in General

Our future growth and profitability are highly dependent on the development of our LNG receiving terminal business and the success of our exploration program.

Historically, the primary focus of our operations has been identifying drilling prospects, but in recent years we have focused on developing our LNG receiving facilities. Almost all of the assets on our balance sheet are represented by investments to date in our exploration program, including related seismic data. Our drilling activity in 1999 through 2003, to date, has established only limited proved reserves (oil and gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions). Furthermore, we have achieved only limited oil and gas production as of the date of this prospectus. For the past several years, we dedicated a significant portion of our investment capital toward the development of LNG receiving terminals rather than to our oil and gas exploration activities, and we do not anticipate that our LNG receiving operations will generate operating revenues before 2007.

Our future growth and profitability depend heavily on the development of our LNG receiving facilities and the success of our exploration program in locating additional proved reserves and achieving additional oil and gas production. Failure to develop our LNG receiving facilities or to locate such additional reserves and achieve additional production may have a material adverse effect on our business, results of operations and financial condition.

We experience intense competition in the energy industry, which may make it difficult for us to succeed.

The energy industry is highly competitive. If we are unable to compete effectively, we will not succeed. A number of factors may give our competitors advantages over us. For example, most of our current and potential competitors have significantly greater financial resources and a significantly greater number of experienced and trained managerial and technical personnel than we do. In addition, the businesses of such competitors are in many cases more diversified than ours. We may not be able to compete effectively with such companies. Moreover, the energy industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing excess capacity and depressed prices could have a substantially negative impact on our operating revenues.

We may not be able to obtain additional financing on terms that are acceptable to us, which could harm our ability to conduct business.

As of December 31, 2003, we had $4,487,352 of current assets and working capital of $155,526. In January 2004, we received net proceeds of $13,884,750 from a private placement of 1,100,000 shares of our common stock, and we also received payment of the remaining $2,500,000 obligation from Freeport LNG, which was payable pursuant to the sale of our 60% interest in the Freeport LNG project. In January and February 2004, we received net proceeds of $1,309,559 related to the issuance of 557,056 shares of common stock pursuant to exercises of options and warrants. We may need additional capital for a number of purposes. If we are unable to obtain additional financing, it could significantly harm our ability to conduct our business, including our ability to construct LNG terminals and our ability to take advantage of opportunities that come from our exploration program. We will need substantial additional funds to execute our plan for developing and implementing an LNG receiving terminal business, including engineering, environmental, marine, regulatory, construction and legal work, including any such work involved in permitting and Federal Energy Regulatory Commission, or FERC, filings related to our development of the Corpus Christi and Sabine Pass LNG receiving terminals and related pipelines.

Obtaining additional capital may result in an adverse effect on our business.

Additional capital could be obtained from a combination of funding sources, many of which may have a material adverse effect on our business, results of operations and financial condition. These potential funding sources include:

•	cash flow from operating activities, which is sensitive to prices we receive for our oil and natural gas;

•	borrowings from financial institutions, which may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or pay dividends;

•	debt offerings, which would increase our leverage and add to our need for cash to service such debt;

•	additional offerings of our equity securities, which would cause dilution of our common stock;

•	sales of prospects generated by our exploration group, which would reduce future revenues from our exploration program;

•	additional sales of interests in our LNG projects, which would reduce future revenues from LNG terminal operations; and

•	arrangement of a business development loan from, or prepayment of terminal use fees by, prospective sellers or purchasers of LNG.

Our ability to raise additional capital will depend on our results of operations and the status of various capital and industry markets at the time such additional capital is sought. Accordingly, capital may not become available to us from any particular source or at all. Even if additional capital becomes available, it may not be on terms acceptable to us. Failure to obtain additional financing on acceptable terms may have a material adverse effect on our business, results of operations and financial condition.

We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities for us.

Our oil and gas operations are subject to all of the risks and hazards typically associated with the exploration for, and the development and production of, oil and gas. In accordance with customary industry practices, we intend to maintain insurance against some, but not all, of these risks and losses. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could seriously harm our business, results of operations and financial condition.

Risks in drilling operations include cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. Our activities are also subject to perils specific to marine operations, such as capsizing, collision and damage or loss from severe weather. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations.

In the event we complete LNG receiving terminals, the operations of such facilities will be subject to the inherent risks normally associated with those operations, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions and other hazards, each of which could result in damage to or destruction of our facilities or damage to persons and property. In addition, our operations face possible risks associated with acts of aggression on our assets. If any of these events were to occur, we could suffer substantial losses. We will maintain insurance against these types of risks to the extent and in the amounts that we believe are reasonable. Our financial condition and results of operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

Existing and future U.S. governmental regulation, taxation and price controls could seriously harm us.

Oil and gas operations are subject to extensive federal, state and local laws and regulations that regulate the discharge of materials into the environment or otherwise relate to the protection of the environment.

Failure to comply with such rules and regulations can result in substantial penalties and may harm us. Present, as well as future, legislation and regulations could cause additional expenditures, restrictions and delays in our business, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances. In most areas where we plan to conduct activities, there are statutory provisions regulating the production of oil and natural gas which may restrict the rate of production and adversely affect revenues. We plan to acquire oil and gas leases in the Gulf of Mexico, which, if acquired, would be granted by the federal government and administered by the U.S. Department of Interior Minerals Management Service. This

department strictly regulates the exploration, development and production of oil and gas reserves in the Gulf of Mexico. Such regulations could seriously harm our operations in the Gulf of Mexico. The federal government regulates the interstate transportation of oil and natural gas, through the Federal Energy Regulatory Commission, or FERC. The FERC has in the past regulated the prices at which oil and gas could be sold. Federal reenactment of price controls or increased regulation of the transport of oil and natural gas could seriously harm us.

Our operations are also subject to extensive federal, state and local laws and regulations governing the discharge of oil and hazardous materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment or wastes that can be disposed of in connection with drilling and production activities, prohibit drilling activities on certain lands lying within wetlands or other protected areas and impose substantial liabilities for pollution or releases of hazardous substances resulting from drilling and production operations. Failure to comply with these laws and regulations may also result in civil and criminal fines and penalties. Moreover, state and federal environmental laws and regulations may become more stringent.

Federal laws and regulations such as the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the Clean Air Act, or CAA, the Oil Pollution Act of 1990, or OPA, and the Clean Water Act, or CWA, and analogous state laws have continually imposed increasingly strict requirements for water and air pollution control, solid waste management and strict financial responsibility and remedial response obligations relating to oil spill protection. The cost of complying with such environmental legislation could have a general harmful effect on our operations.

In addition, the U.S. Department of Transportation through its Office of Pipeline Safety has regulations that govern all aspects of the design, construction, operation and maintenance of pipeline and LNG facilities. While these regulations have existed for several years, they are undergoing extensive changes to fully implement the 2002 amendment to the Natural Gas Pipeline Safety Act. These new regulations are expected to be published in early 2004 and will focus primarily on ensuring the integrity of pipeline systems by requiring periodic inspection of pipeline facilities and repair of any defects discovered in the inspection process. We anticipate that the new rules will result in changes in the way we evaluate and document our pipeline integrity process. However, until the regulations are finalized, we will not know the exact nature of the new requirements nor can we estimate additional compliance costs, if any.

Existing environmental laws and regulations may be revised or new laws and regulations may be adopted or become applicable to us. Revised or additional laws and regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from insurance or our customers, could have a material adverse effect on our business, financial condition or results of operations.

Some of our economic value is derived from our ownership interest in Gryphon, over which we exercise no day-to-day control.

We own 100% of the outstanding common stock of Gryphon (9.3% effective ownership after giving effect to the potential conversion of Gryphon’s preferred stock) and some of our value is derived from this investment. We do not exercise control over Gryphon and therefore do not have the ability to effect a change of control of Gryphon. Accordingly, Gryphon’s management team could make business decisions without our consent that could impair the economic value of our investment in Gryphon.

We may have to take actions that are disruptive to our business strategy to avoid registration under the Investment Company Act of 1940.

The Investment Company Act of 1940, or Investment Company Act, requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act. We own a minority equity interest in certain entities that could be counted as investment securities. If the value of our minority interests in these entities exceeds 40% of the value of our total assets (excluding government securities and cash items), we could be considered an investment company in the future if we do not obtain an exemption or qualify for a safe harbor. As a result, fluctuations in the value, or the income and revenues attributable to us from our ownership of interests in companies we do not control could cause us to be deemed an investment company. Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategy. We may have to take actions, including buying, refraining from buying, selling or refraining from selling securities or other assets, contrary to what we would otherwise deem to be in our best interest in order to continue to avoid registration under the Investment Company Act.

Terrorist attacks and continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business.

The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on our business is not known at this time. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business in unpredictable ways.

The concentration of our customers in the energy industry could increase our exposure to credit risk, which could result in losses.

The concentration of our customers in the energy industry may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by prolonged changes in economic and industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables. We maintain reserves for credit losses and, generally, actual losses have been consistent with our expectations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any of these documents at the public reference rooms maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial documents retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

We provide public access to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). These reports may be accessed free of charge through our internet website (located at www.cheniere.com), where we provide a link to the SEC’s website (at www.sec.gov).

Our common stock is quoted on the American Stock Exchange. You may also read our reports, proxy and information statements and other information at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

This prospectus is part of the registration statement that we filed with the SEC to register the shares of common stock referred to above being offered. This prospectus does not contain important information that you can find in our registration statement and in the annual, quarterly and special reports, proxy statements and other documents that we file with the SEC. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose in this prospectus important information to you by referring you to other documents that have been or will be filed with the SEC. The information below is incorporated in this prospectus by reference and is an important part of this prospectus, except where any of the information has been modified or superseded by the information in this prospectus or in information incorporated by reference in this prospectus. Also, information that we file after the date of this prospectus with the SEC will automatically be incorporated in this prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission (File No. 001-16383) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 25, 2004.

•	Current Reports on Form 8-K filed on January 7, 2004, January 14, 2004, January 16, 2004, January 27, 2004, February 3, 2004 and March 2, 2004.

We will provide you, including any beneficial owner, without charge, a copy of the documents incorporated by reference in this prospectus. We will not provide a copy of the exhibits to documents incorporated by reference, unless those exhibits are specifically incorporated by reference into those documents. You may obtain a copy of the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Cheniere Energy, Inc.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Attn: Don A. Turkleson, Chief Financial Officer

(713) 659-1361

If you have any other questions regarding us, please contact our Investor Relations Department in writing at Cheniere Energy, Inc., 717 Texas Avenue, Suite 3100, Houston, Texas 77002, Contact: David E. Castaneda, or by telephone at 1-888-948-2036 or e-mail at Info@Cheniere.com.

You can access electronic copies of our Annual Reports on Form 10-K and Current Reports on Form 8-K and all amendments to those reports, free of charge, on our website at http://www.cheniere.com. Access to those electronic filings is available as soon as reasonably practicable after filing with, or furnishing to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the shares in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, in any prospectus supplement or in any document incorporated by reference herein is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

CAUTIONARY STATEMENT

REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included herein or incorporated herein by reference are “forward-looking statements.” Included among “forward-looking statements” are, among other things: statements regarding our business strategy, plans and objectives; statements expressing beliefs and expectations regarding the development of our LNG receiving terminal business; statements expressing beliefs and expectations regarding our ability to successfully raise the additional capital necessary to meet our obligations under our current exploration agreements; statements expressing beliefs and expectations regarding our ability to secure the leases necessary to facilitate anticipated drilling activities; statements expressing beliefs and expectations regarding our ability to attract additional working interest owners to participate in the exploration and development of our exploration areas; and statements about non-historical information, are forward-looking statements. These forward-looking statements are identified by the use of terms and phrases such as “expect,” “estimate,” “project,” “plan,” “believe,” “achievable,” “anticipate” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” beginning on page 3. For additional information regarding risks and uncertainties, please read our other filings with the SEC under the Exchange Act and the Securities Act, particularly under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders offered by this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution.” Warrants for which the underlying common stock is being registered in this registration statement are exercisable at prices ranging from $1.25 to $11.50 per share. We expect to use any proceeds that we receive from the exercise of warrants for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 26, 2004 by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Information with respect to beneficial ownership is based on information as of March 26, 2004, on which date we had outstanding an aggregate of 18,707,811 shares of common stock. Warrants to purchase shares of common stock which are currently exercisable or will become exercisable within 60 days of March 26, 2004 are deemed to be outstanding for purposes of the individuals named in this chart. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe based on information furnished by the selling stockholders that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The table assumes the sale of all shares offered hereby and no other purchases or sales of Cheniere’s common stock by the selling stockholders. However, because certain selling stockholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided us the information presented in the following table, this table may not reflect the number of shares held by each stockholder on the date hereof. All warrants shown in the applicable column are immediately exercisable. The maximum aggregate number of shares of common stock that may be sold pursuant to this prospectus will not exceed 1,224,500.

	Shares Beneficially Owned Prior to Offering		Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants to Purchase Common Stock	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percent			Number	Percent
JMB Capital Partners, L.P.	200,000	1.1%	200,000	—	—	—
Mulholland Fund L.P.	12,500	*	10,000	—	2,500	*
Catamount Partners, LP	10,000	*	10,000	—	—	—
Bear Stearns Securities Corp. FBO Rosebury, L.P.	79,000	*	79,000	—	—	—
Bear Stearns Securities Corp. FBO Meteoric, L.P.	71,000	*	71,000	—	—	—
JMG Capital Partners LP	165,150	*	150,000	—	15,150	*
JMG Triton Offshore Fund, Ltd.	165,150	*	150,000	—	15,150	*
Steven B. Dunn	3,500	*	3,500	—	—	—
Mitchell K. Spitz and Janet L. Spitz/Trustees of the Spitz Family Trust, a revocable inter vivos trust dated February 27, 2001	5,000	*	5,000	—	—	—
Bear Stearns Securities Corp. FBO J. Steven Emerson IRA R/O II	294,400	1.6%	125,000	—	169,400	*
Bear Stearns Securities Corp. FBO J. Steven Emerson Roth IRA	253,300	1.4%	175,000	—	78,300	*
High Tide, LLC	32,000	*	5,000	—	27,000	*
David A. Nadler	5,000	*	5,000	—	—	—
Kenneth Malkes	8,700	*	3,000	—	5,700	*
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000	58,500	*	8,500	—	50,000	*
Bank Insiger de Beaufort Safe Custody N.V.	100,000	*	100,000	—	—	—
Joe Merback Family Trust	12,000	*	12,000	—	—	—
Robert T. Jordan	2,500	*	—	2,500	—	—
David E. Castaneda	137,500	*	—	107,500	30,000	*
David P. Yoder	3,950	*	—	2,500	1,450	*

	1,619,150		1,112,000	112,500	394,650

*	Less than 1%.

ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

The shares of common stock being registered pursuant to the registration statement of which this prospectus is a part include 1,100,000 shares of common stock issued in a private placement in January 2004. Such shares of common stock were issued to 16 investors at a price of $13.50 per share pursuant to Regulation D adopted by the SEC. The aggregate purchase price of the shares was $14,850,000 payable in cash.

The shares of common stock being registered pursuant to this registration statement of which this prospectus is a part also includes 12,000 shares held by the Joe Merback Family Trust. Such shares were acquired upon the exercise on June 30, 2003 of warrants that were issued to MM&B Holdings in 1997 in connection with the private placement of bridge notes. MM&B Holdings had assigned the warrants to the Joe Merback Family Trust.

In September 1999, we issued warrants to purchase 50,000 shares of common stock to MDC Group for investor relations services. Subsequently, the warrants were assigned to Robert T. Jordan, David E. Castaneda and David P. Yoder. The warrants have exercise prices ranging from $5.50 to $11.50 per share on or before September 27, 2004.

In May 2001, we issued warrants to purchase 50,000 shares of common stock to MDC Group for consultation services in connection with the listing of our common stock on the American Stock Exchange. Subsequently, the warrants were assigned to David E. Castaneda. The warrants have an exercise price of $3.00 per share on or before May 1, 2005.

In December 2002, we issued warrants to purchase 12,500 shares of common stock to MDC Group for assistance in our investor relations program. Subsequently, the warrants were assigned to David E. Castaneda. The warrants have an exercise price of $1.25 per share on or before December 19, 2007.

DESCRIPTION OF SECURITIES

General

The following is a summary of the key terms and provisions of our capital stock. You should refer to the applicable provisions of our amended and restated certificate of incorporation, our amended and restated by-laws, the Delaware General Corporation Law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

As of the date of this prospectus, we are authorized to issue up to 40,000,000 shares of common stock, par value $0.003 per share, and up to 5,000,000 shares of preferred stock, par value $0.0001 per share. As of March 26, 2004, we had 18,707,811 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

All of the outstanding shares of common stock are, and the common stock offered by any prospectus supplement will be, validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price. Each share of common stock has an equal and ratable right to receive dividends when, as and if declared by the board of directors out of assets legally available therefor and subject to the dividend obligations to the holders of any preferred stock then outstanding.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

The holders of common stock have no preemptive, subscription or conversion rights, and are not subject to further calls or assessments of Cheniere. There are no redemption or sinking fund provisions applicable to the common stock. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors, such that the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election.

The registrar and transfer agent for our common stock is U.S. Stock Transfer Corp., Glendale, California.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issues.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. As a result, the issuance of shares of a series of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any other series of our preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of our common stock. For example, any preferred stock issued will rank prior to our common stock as to dividend rights and liquidation preference, and may have full or limited voting rights and may be convertible into shares of common stock or other securities.

The following description of the terms of the preferred stock sets forth some of the general terms and provisions of our authorized preferred stock. If we offer preferred stock under this prospectus, the terms may include the following:

•	the number of shares of each such series and the designation thereof;

•	the par value of shares of each such series;

•	the annual rate or amount of dividends, if any, payable on shares of each such series (which dividends would be payable in preference to any dividends on common stock), whether such dividends shall be cumulative or non-cumulative and the conditions upon which and/or the date when such dividends shall be payable;

•	whether the shares of each such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of each such series may be redeemed;

•	the amount, if any, payable on shares of each such series in the event of liquidation, dissolution or winding up of the affairs of the Company;

•	whether the shares of each such series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the price or prices or the rate or rates at which shares of each such series shall be so convertible or exchangeable, and the adjustment which shall be made, and the circumstances in which such adjustments shall be made, in such conversion or exchange prices or rates; and

•	whether the shares of each such series shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of voting rights.

This description of the terms of the preferred stock is not complete and will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock.

Warrants

As of March 26, 2004, we had issued and outstanding warrants to purchase 1,189,583 shares of common stock. The warrants do not confer upon the holders thereof any voting or other rights of a stockholder.

Possible Anti-takeover Provisions

Our amended and restated certificate of incorporation contains provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult possible takeover proposals to acquire control of Cheniere and make removal of our management more difficult.

Our amended and restated certificate of incorporation authorizes a class of undesignated preferred stock consisting of 5,000,000 shares. Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Cheniere.

Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the corporation entitled to vote in order to amend or repeal our by-laws or to amend or repeal provisions of our amended and restated certificate of incorporation relating to the division of the board of directors into three classes, stockholders’ action by written consent, special meetings of the stockholders and amending or repealing our by-laws.

Our amended and restated certificate of incorporation and amended and restated by-laws provide that our board of directors shall be divided into three classes as nearly as equal in number as possible, with terms of office of one class of directors expiring each year, resulting in each class serving a staggered three-year term. Although dividing the directors into three classes enhances the likelihood of continuity and stability in the policies formulated by the board of directors, a staggered board significantly extends the time required to make any change in control of our board of directors and will tend to discourage any hostile takeover bid for us.

When there is a classified board of directors, the Delaware General Corporation Law provides that stockholders may remove directors only for cause, unless a company’s certificate of incorporation otherwise provides. Our amended and restated certificate of incorporation and amended and restated by-laws do not permit the removal of directors other than for cause. Such requirement may deter third parties from making a tender offer or acquiring our common stock through open market purchases in order to obtain control of us because they could not use their acquired voting power to remove existing directors.

Our amended and restated certificate of incorporation and amended and restated by-laws provide that special meetings of our stockholders may be called only by our board of directors, the vice chairman of the board of directors, the president or the secretary. Stockholders are prohibited from calling special meetings. Eliminating the ability of stockholders to call a special meeting may result in delaying expensive proxy contests until our annual stockholders meeting, which might impact a person’s decision to purchase our voting securities in an attempt to cause a change in control of Cheniere.

Our amended and restated certificate of incorporation and amended and restated by-laws provide that stockholders may take action only at an annual or special meeting of the stockholders. Stockholders may not act by written consent. Eliminating the ability for stockholders to act by written consent could lengthen the amount of time required to take stockholder actions, which will ensure that stockholders will have sufficient time to weigh the arguments presented by both sides in connection with any contested stockholder vote, thereby potentially discouraging, delaying or preventing a change in control of Cheniere.

Although Section 214 of the Delaware General Corporation Law provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, our amended and restated certificate of incorporation does not provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of our common stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.

Under the business combination statute of the Delaware General Corporation Law, a corporation is generally restricted from engaging in a business combination with an interested stockholder for a three-year period following the time the stockholder became an interested stockholder. An interested stockholder is defined as a stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within the prior three-year period did own, 15% or more of the corporation’s voting stock. This restriction applies unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation upon completion of the transaction which resulted in the stockholder becoming an interested stockholder (excluding stock held by the company’s directors who are also officers and by the company’s employee stock plans, if any, that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries, subject to certain exceptions;

•	transactions having the effect of increasing the proportionate share of the interested stockholder in the capital stock of the corporation or its subsidiaries, subject to certain exceptions; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements specified in Section 203(b) of the Delaware General Corporation Law, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders.

We have not adopted any provision in our amended and restated certificate of incorporation or amended and restated by-laws electing not to be governed by the Delaware business combination statute. As a result, the statute is applicable to business combinations involving Cheniere.

PLAN OF DISTRIBUTION

We have agreed to incur some expenses of registering of the shares offered by this prospectus under federal and state securities laws.

We are registering the shares to be sold under this prospectus on behalf of the selling stockholders. We will receive no proceeds from this offering. When used below, the term “selling stockholders” includes the selling stockholders and their pledgees and donees or other successors-in-interest selling shares received from a named selling stockholder as a gift, distribution or other non-sale-related transfer after the date of this prospectus, if any.

Shares of common stock covered hereby may be offered and sold at any time and from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered by this prospectus:

•	on the American Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price; or

•	in private sales at negotiated prices directly or through one or more brokers, who may act as agent or as principal.

The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	privately negotiated transactions.

The selling stockholders and any underwriter, dealer or agent who participates in the distribution of such shares may be deemed to be an underwriter under the Securities Act, and any discount, commission or concession received by such persons and any profit on the resale of the shares purchased by them may be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling stockholders against some liabilities arising under the Securities Act. Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

Any broker-dealer participating in such transactions as agent may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and, if acting as agent for the purchaser of such shares, from such purchaser. Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. These transactions would be either at market prices prevailing at the time of sale or at negotiated prices. These transactions may involve crosses and block transactions and may involve sales to and through other broker-dealers, including transactions of the nature described above. In connection with such re-sales, the broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.

Under the rules and regulations of the Exchange Act, the selling stockholders may be a person engaged in the distribution of the common stock and may not simultaneously engage in market making activities with respect to our common stock for a period of five business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions, rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealer purchases shares as principal. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

To comply with the securities laws of some states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, some states prevent the common stock from being sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will keep this registration statement or a similar registration statement effective until the earlier to occur of:

•	the date that all securities registered under this registration statement have been disposed of in accordance with the plan of disposition indicated above; or

•	the date that all securities registered under this registration statement have become eligible for sale under Rule 144(k) of the Securities Act.

No sales may be made pursuant to this prospectus after the earlier of these two dates unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness.

In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Cheniere Energy, Inc. at December 31, 2003 and for the year then ended appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 have been audited by Mann Frankfort Stein & Lipp CPAs, L.L.P., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of (i) Cheniere Energy, Inc., for the year ended December 31, 2001, and (ii) Gryphon Exploration Company, for the year ended December 31, 2001, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the reports (in which the report on Cheniere Energy, Inc.’s financial statements contains an explanatory paragraph relating to its ability to continue as a going concern, as described in Note 18 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Gryphon Exploration Company as of December 31, 2002 and for the year then ended appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Freeport LNG Development, L.P. as of December 31, 2003 and for the year then ended and for the period from inception (December 1, 2002) through December 31, 2003 appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 have been audited by Hein & Associates LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

On October 22, 2002, we filed a Current Report on Form 8-K announcing that we had engaged Mann Frankfort Stein & Lipp CPAs, L.L.P. as independent auditors for the fiscal year ending December 31, 2002, replacing PricewaterhouseCoopers LLP. The decision to change independent public accountants was not the result of any disagreement with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make a reference thereto in their report on the financial statements of Cheniere Energy, Inc. for the two years ended December 31, 2001 and the subsequent interim period through such dismissal.

The information incorporated by reference into this prospectus regarding our estimated proved reserves are based on the reports generated by our independent petroleum engineers, Sharp Petroleum Engineering, Inc. in 2003 and Ryder Scott Company in 2001 and substantially, but not wholly, based on the report generated by Ryder Scott Company in 2002.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$2,636
Legal fees and expenses	20,000
Accounting fees and expenses	30,000
Printing and other expenses	5,000

Total	$57,636

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Our amended and restated certificate of incorporation, as amended, and by-laws, as amended, provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Item 16.	Exhibits.

Exhibits.

4.1	Amended and Restated Certificate of Incorporation of Cheniere Energy, Inc. (incorporated by reference to Exhibit 4.1 to Cheniere’s Registration Statement on Form S-8 as filed with the SEC on January 30, 2004 (SEC File No. 333-112379))

4.2	Amended and Restated By-laws of Cheniere Energy, Inc. (incorporated by reference to Exhibit 4.3 to Cheniere’s Registration Statement on Form S-8 as filed with the SEC on January 30, 2004 (SEC File No. 333-112379))

4.3	Specimen Common Stock Certificate of Cheniere Energy, Inc. (incorporated by reference to Exhibit 4.1 to Cheniere’s Registration Statement on Form S-1 as filed with the SEC on August 27, 1996 (SEC File No. 333-10905))

5.1*	Form of Opinion of Andrews Kurth LLP

23.1*	Consent of Andrews Kurth LLP

23.2	Consent of Mann Frankfort Stein & Lipp CPAs, L.L.P.

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of KPMG LLP

23.5	Consent of Hein & Associates LLP

23.6*	Consent of Sharp Petroleum Engineering, Inc.

23.7*	Consent of Ryder Scott Company

24.1*	Power of attorney

*	Previously filed

Item 17.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cheniere Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on April 6, 2004.

CHENIERE ENERGY, INC.

By:	/s/ CHARIF SOUKI

Charif Souki Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARIF SOUKI Charif Souki	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director	April 6, 2004

* Walter L. Williams	Vice Chairman of the Board and Director	April 6, 2004

/s/ DON A. TURKLESON Don A. Turkleson	Vice President & Chief Financial Officer, Secretary &Treasurer (Principal Financial Officer)	April 6, 2004

/s/ CRAIG K. TOWNSEND Craig K. Townsend	Vice President & Controller (Principal Accounting Officer)	April 6, 2004

* Nuno Brandolini	Director	April 6, 2004

* Keith F. Carney	Director	April 6, 2004

* Paul J. Hoenmans	Director	April 6, 2004

* David Kilpatrick	Director	April 6, 2004

* J. Robinson West	Director	April 6, 2004

*By	/s/ DON A. TURKLESON

Don A. Turkleson, Attorney-in-Fact

Exhibit Index

4.1	Amended and Restated Certificate of Incorporation of Cheniere Energy, Inc. (incorporated by reference to Exhibit 4.1 to Cheniere’s Registration Statement on Form S-8 as filed with the SEC on January 30, 2004 (SEC File No. 333-112379))

4.2	Amended and Restated By-laws of Cheniere Energy, Inc. (incorporated by reference to Exhibit 4.3 to Cheniere’s Registration Statement on Form S-8 as filed with the SEC on January 30, 2004 (SEC File No. 333-112379))

4.3	Specimen Common Stock Certificate of Cheniere Energy, Inc. (incorporated by reference to Exhibit 4.1 to Cheniere’s Registration Statement on Form S-1 as filed with the SEC on August 27, 1996 (SEC File No. 333-10905))

5.1*	Form of Opinion of Andrews Kurth LLP

23.1*	Consent of Andrews Kurth LLP

23.2	Consent of Mann Frankfort Stein & Lipp CPAs, L.L.P.

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of KPMG LLP

23.5	Consent of Hein & Associates LLP

23.6*	Consent of Sharp Petroleum Engineering, Inc.

23.7*	Consent of Ryder Scott Company

24.1*	Power of attorney

*	Previously filed